Exhibit 99.4

September 27, 2023

Board of Directors

Denbury Inc.

5851 Legacy Circle

Plano, Texas 75024

RE: Joint Proxy Statement/Prospectus of Exxon Mobil Corporation and Denbury Inc. which forms part of Amendment No. 1 to the registration statement on Form S-4 of Exxon Mobil Corporation (the “Registration Statement”)

Dear Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 13, 2023 (the “Opinion Letter”), with respect to the fairness, as of the date thereof, of the Consideration to be received by the holders of the Shares from a financial point of view. Capitalized terms used but not defined herein shall have the meanings set forth in the Opinion Letter.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction. We understand that the Company has determined to include and reference the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to the Opinion Letter under the captions “Summary—Opinions of Denbury’s Financial Advisors—Opinion of PJT Partners LP”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Denbury Board of Directors and Reasons for the Merger”, “The Merger—Certain Denbury Unaudited Prospective Financial Information” and “The Merger—Opinions of Denbury’s Financial Advisors—Opinion of PJT Partners LP”, and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the board of directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

[Signature page follows]

280 Park Avenue    |    New York, NY 10017    |    t. +1.212.364.7800    |    pjtpartners.com

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

[Signature Page to the Consent]